UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2022

MANNING & NAPIER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices, including zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	MN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Manning & Napier, Inc.(the “Company”) has previously disclosed that it is party to (i) a Tax Receivable Agreement, (the “TRA”) dated as of November 23, 2011, pursuant to which the parties thereto agreed, among other things, that the Company would make payments to certain parties upon the occurrence of certain events and (ii) a Substitution and Assumption Agreement and Release (the “SAAR”), dated as of December 31, 2021, pursuant to which the parties thereto agreed, among other things, to have the Company assume certain obligations to make payments to certain parties in respect of the TRA.

Effective as of September 1, 2022, the Company entered into Tax Receivable Termination Agreement and Releases (each, a “Termination Agreement”) with certain counterparties each holding an interest in the TRA (each, a “Terminating TRA Holder”). Pursuant to each Termination Agreement, the Company and each Terminating TRA Holder agreed to terminate both the TRA and SAAR as between the Company and that Terminating TRA Holder in exchange for, among other things, an immediate cash payment from the Company to each Terminating TRA Holder. In connection with the Termination Agreements, the Company will make an immediate cash payment of $7,075,600, in the aggregate, to all Terminating TRA Holders, and will be required to make an additional cash payment to each Terminating TRA Holder following the Company’s receipt of a refund of U.S. federal (and, if applicable, state and local) income taxes paid with respect to the Company’s 2013 taxable year as a result of carrying back losses from its 2018 taxable year. The Terminating TRA Holders held approximately 56% of the aggregate outstanding interests under the TRA. Following consummation of the transactions contemplated by the Termination Agreements, the Company estimates that the total outstanding remaining liability under the TRA will be approximately $8.0 million (including amounts owed to the Terminating TRA Holders in connection with the anticipated tax refund describe above). Additionally, in connection with the Termination Agreements, the Company entered into an intercompany note with Manning & Napier Group, LLC with an aggregate principal amount of $7,075,600, in order to fund the payments required by the Termination Agreements.

A form Termination Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Termination Agreements is qualified in its entirety by reference thereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Tax Receivable Termination Agreement and Release, effective as of September 1, 2022, by and between the Company and certain holders of interests in the Tax Receivables Agreement dated as of November 23, 2011.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNING & NAPIER, INC.

	By:	/s/ Sarah C. Turner
	Name:	Sarah C. Turner
	Title:	Corporate Secretary
Date: September 8, 2022